EXHIBIT 99.1

Contact:
Curt Stoelting
CEO
ph: 630-573-7326
or
Jody Taylor
CFO
ph: 630-573-7328

RC2 Reports Lower than Expected 2006 Fourth Quarter and Year-End Preliminary
Net Sales; Margins Continue to be Impacted by Increased Die-Cast Product Costs;
Company to Focus on Higher Growth Categories;
Automotive Collectibles Business Discontinued

Oak Brook, IL - January 11, 2007 - RC2 Corporation (NASDAQ:RCRC) today announced lower than expected preliminary net sales. Net sales from continuing operations for the fourth quarter of 2006, which excludes the trading card and sports collectibles business which was sold on November 1, 2006, were flat to slightly down versus the prior year fourth quarter net sales from continuing operations of approximately $154 million. Net sales from continuing operations for the 2006 year increased approximately 5% compared with the prior year net sales from continuing operations of approximately $493 million.

As previously announced, the increased cost of zinc, which is a key component in die-cast products, is expected to result in lower profit margins during the fourth quarter of 2006 compared with the fourth quarter of 2005. Increased zinc costs will likely continue to negatively impact margins in the first half of 2007. The Company intends to partially offset these increases with selective price increases in 2007 and continued product design and supply chain cost management efforts.

During December 2006, the Company made the decision to discontinue its Racing Champions®, JoyRide®, Ertl® and AMT® die-cast and model kit automotive collectible product lines that on a combined basis generated approximately $36 million in net sales in 2006 and approximately $60 million in net sales in 2005. Discontinuing the automotive collectible product lines is consistent with the Company’s strategy to focus on sustainable, organic growth and on allocating resources to its higher growth infant products and children’s toys categories. Excluding these discontinued collectible product lines, preliminary net sales from continuing operations increased approximately 12% for the full year of 2006 compared with the 2005 year. As a result of discontinuing certain of these product lines, the Company expects to record in the fourth quarter a non-cash impairment charge in the range of $6 million to $9 million, net of estimated income tax benefits, to write-off undepreciated tooling costs and unamortized intangible assets and to provide inventory and royalty reserves. The Company plans to continue its agricultural collectibles business, which has been a relatively solid performer and has not been as impacted by the overall declining collectibles market. The Company will continue to invest in its strategic long-term relationship with John Deere. In addition, the Company plans to continue with its strategy to reposition its Johnny Lightning® brand targeting younger consumers.

The lower than expected sales and profit margins in the fourth quarter have negatively impacted the full year 2006 diluted earnings per share from continuing operations. Current estimates of 2006 diluted earnings per share from continuing operations, excluding the loss on the sale of the sports trading card and die-cast collectibles business of approximately $0.48 per diluted share and the charges related to the discontinued automotive collectibles product lines estimated at $0.30 to $0.45 per diluted share, are now expected to be below the Company’s previously announced range of $2.52 to $2.62.

The Company currently plans to report its 2006 fourth quarter and full year financial results on Tuesday, February 13, 2007 and plans to provide a preliminary 2007 financial outlook at that time.

During the fourth quarter, the Company has continued to generate strong cash flow and has reduced its debt by approximately $37 million since September 30, 2006. At December 31, 2006, the Company’s outstanding debt balance was approximately $22 million compared with $59 million at September 30, 2006 and its year end cash balances exceeded $20 million.

Curt Stoelting, CEO of RC2 commented, “As expected, fourth quarter margins were negatively impacted by the cost increases in zinc. In addition, we experienced lower than expected levels of reorders across all product categories in November and December and are disappointed with the current year fourth quarter sales results. Our year end retail sell-through was positive across all product categories.

“For the full year 2006, despite significant declines in our collectible products category, we did achieve overall organic sales growth. Sales growth excluding sold businesses and discontinued product lines was approximately 12%, driven by increases in both our higher growth infant products and children's toys categories. Unfortunately, the impact of cost increases in zinc throughout the year reduced profit margins. For the year, we reduced debt by over $60 million and expect to repay the remaining outstanding debt in the first quarter of 2007.”

Stoelting concluded, “As we begin 2007, we have an improved and increased focus on growing our infant and children's toy product categories and are much less dependent on our collectible products category. We have made some tough decisions in the short term but we believe we are now better positioned for growth in 2007 and beyond.”

Company Description

RC2 Corporation (www.rc2corp.com) is a leading designer, producer and marketer of innovative, high-quality toys, collectibles, hobby and infant care products that are targeted to consumers of all ages. RC2’s infant and preschool products are marketed under its Learning Curve® family of brands which includes The First Years® by Learning Curve and Lamaze brands as well as popular and classic licensed properties such as Thomas & Friends, Bob the Builder, Winnie the Pooh, John Deere and Sesame Street. RC2 markets its collectible and hobby products under a portfolio of brands including Johnny Lightning®, Racing Champions®, Ertl®, Ertl Collectibles®, AMT®, JoyRide® and JoyRide Studios®. RC2 reaches its target consumers through multiple channels of distribution supporting more than 25,000 retail outlets throughout North America, Europe, Australia, and Asia Pacific.

Forward Looking Statements

Certain statements contained in this release are considered "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words or phrases such as "anticipate,'' "believe,'' "could,'' "expect,'' "intend,'' "may,'' "planned,'' "potential,'' "should,'' "will,'' "would'' or the negative of those terms or other words of similar meaning. Such forward-looking statements are inherently subject to known and unknown risks and uncertainties. The Company's actual results and future developments could differ materially from the results or developments expressed in, or implied by, these forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to, the following: the Company may not be able to manufacture, source and ship new and continuing products on a timely basis; the Company is dependent upon timely shipping of product and unloading of product through West Coast ports as well as timely rail/truck delivery to the Company’s warehouse and/or customers’ warehouses; increases in the cost of raw materials used to manufacture the Company’s products and increases in freight costs could increase the Company’s cost of sales and reduce the Company’s gross margins; currency exchange rate fluctuations, particularly in the Chinese Renminbi or the Hong Kong dollar, could increase the Company’s expenses; customers and consumers may not accept the Company’s products at prices sufficient for the Company to profitably recover development, manufacturing, marketing, royalty and other costs; the inventory policies of retailers, together with increased reliance by retailers on quick response inventory management techniques, may increase the risk of underproduction of popular items, overproduction of less popular items and failure to achieve tight shipping schedules; competition in the markets for the Company's products may increase significantly; the Company is dependent upon continuing licensing arrangements with owners of popular and classic licensed properties such as Thomas & Friends, Bob the Builder, Winnie the Pooh, John Deere and Sesame Street, vehicle manufacturers, agricultural equipment manufacturers, major race sanctioning bodies, race team owners, drivers, sponsors, agents and other licensors; the Company may experience unanticipated negative results of litigation; the Company relies upon a limited number of independently owned factories located in China to manufacture a significant portion of its vehicle replicas and certain other products; the Company is dependent upon the continuing willingness of leading retailers to purchase and provide shelf space for the Company's products; and general economic conditions in the Company's markets. Such uncertainties and other operational matters are discussed further in the Company's quarterly and annual filings with the Securities and Exchange Commission. The Company undertakes no obligation to make any revisions to the forward-looking statements contained in this release or to update them to reflect events or circumstances occurring after the date of this release.